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                                                      RULE 424(b)(3) PROSPECTUS
                                                     REGISTRATION NO. 333-68877



                            SUPPLEMENT TO PROSPECTUS
                             DATED DECEMBER 14, 1998

                                 190,476 SHARES

                         PERFORMANCE FOOD GROUP COMPANY

                                  Common Stock

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        This is a prospectus supplement for the issuance of 190,476 shares of the Company's common stock as consideration for the Company's acquisition of Carroll County Foods, Inc. pursuant to an Agreement and Plan of Merger dated July 13, 2000, by and among the Company, CCF Acquisition, Inc., Carroll County Foods, Inc. and all of the shareholders of Carroll County Foods, Inc.

        The shares of common stock issued in connection with the Agreement and Plan of Merger were registered in the names of G. Dwight Gorsuch, Jane D. Gorsuch, Trustee, Douglas C. Gorsuch, Steven B. Gorsuch, M. Susan Gorsuch, G. Daniel Gorsuch, Courtney R. Gorsuch Rader, Jason R. Gorsuch Irrevocable Trust, Megan K. Gorsuch Irrevocable Trust and Steven B. Gorsuch Irrevocable Trust (collectively, the "Former Shareholders"). The Former Shareholders may offer and sell the common stock from time to time and as described under the caption "Outstanding Securities Covered By This Prospectus" in the prospectus.

                 The date of this supplement is August 17, 2000.